KPMG LLP
Suite 1200
150 West Jefferson
Detroit, MI 48226-4429

December 29, 2006

Securities and Exchange Commission
Washington, D.C. 20549:

Ladies and Gentlemen:

We were previously principal accountants for Rofin-Sinar Technologies, Inc. and, under the date of December 12, 2006, we reported on the consolidated financial statements of Rofin-Sinar Technologies, Inc. as of and for the years ended September 30, 2006 and 2005, and management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2006, and the effectiveness of internal control over financial reporting as of September 30, 2006. On December 22, 2006, our appointment as principal accountants was terminated. We have read the Rofin-Sinar Technologies, Inc. statements included under Item 4.01(a) of its Form 8-K dated December 22, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the Rofin-Sinar Technologies, Inc. stated reason for changing principal accountants and the statement that the change followed the Audit Committee's periodic review, as part of its corporate governance practices, of the Company's independent registered public accounting firm.

Very truly yours,

KPMG LLP, a u.s. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.